Exhibit 3.1

CERTIFICATE OF DESIGNATION

OF

THE SERIES A PREFERRED STOCK

OF

ACCELERATE DIAGNOSTICS, INC.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware, Accelerate Diagnostics, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 103 thereof, does hereby submit the following:

WHEREAS, pursuant to the Corporation’s certificate of incorporation (as amended, modified or supplemented from time to time, the “Certificate of Incorporation”), the Corporation is currently authorized to issue up to 5,000,000 shares of preferred stock, par value $0.001 per shares (the “Preferred Stock”), of which 5,000,000 shares are available for issuance;

WHEREAS, the Corporation has not issued any shares of Preferred Stock; and

WHEREAS, the Board of Directors of the Corporation (the “Board”) believes it to be in the best interest of the Corporation to authorize, establish and fix a new series of preferred stock to be known as “Series A Preferred Stock,” consisting of 3,954,546 shares, with the rights and preferences as set forth in this Certificate of Designation of the Series A Preferred Stock (the “Certificate of Designation”) substantially in the form attached hereto as Exhibit B.

RESOLVED, that the Board does hereby provide for the issue of the Series A Preferred Stock and does hereby establish and fix the number of shares, designation, rights, preferences, privileges and restrictions of such Series A Preferred Stock as follows:

1.            Designation. There shall be a series of Preferred Stock that shall be designated as “Series A Preferred Stock” (the “Series A Preferred Stock”) and the number of Shares constituting such series shall be 3,954,546. The rights, preferences, powers, restrictions, and limitations of the Series A Preferred Stock shall be as set forth herein.

2.            Defined Terms. For purposes hereof, the following terms shall have the following meanings:

“Board” has the meaning set forth in the Recitals.

“Certificate of Designation” has the meaning set forth in the Recitals.

“Certificate of Incorporation” has the meaning set forth in the Recitals.

“Change of Control” means (a) any sale, lease or transfer or series of sales, leases or transfers of all or substantially all of the assets of the Corporation; (b) any sale, transfer or issuance (or series of sales, transfers or issuances) of capital stock by the Corporation or the holders of Common Stock (or other voting stock of the Corporation) that results in the inability of the holders of Common Stock (or other voting stock of the Corporation) immediately prior to such sale, transfer or issuance to designate or elect a majority of the board of directors (or its equivalent) of the Corporation; or (c) any merger, consolidation, recapitalization or reorganization of the Corporation with or into another Person (whether or not the Corporation is the surviving corporation) that results in the inability of the holders of Common Stock (or other voting stock of the Corporation) immediately prior to such merger, consolidation, recapitalization or reorganization to designate or elect a majority of the board of directors (or its equivalent) of the resulting entity or its parent company.

“Common Stock” means the common stock, par value $0.001 per share, of the Corporation.

“Conversion Date” means the date on which the conversion of the Series A Preferred Stock is to be converted into shares of Common Stock.

“Conversion Price” has the meaning set forth in Section 7.1.

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock in accordance with the terms of Section 7.

“Convertible Securities” means any securities (directly or indirectly) convertible into or exchangeable for Common Stock, but excluding Options.

“Corporation” has the meaning set forth in the Preamble.

“Date of Issuance” means, for any share of Series A Preferred Stock, the date on which the Corporation initially issues such Share (without regard to any subsequent transfer of such Share or reissuance of the certificate(s) representing such Share).

“Junior Securities” means, collectively, the Common Stock and any other class of securities that is specifically designated as junior to the Series A Preferred Stock.

“Liquidation” means a voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

“Options” means any warrants or other rights or options to subscribe for or purchase Common Stock or Convertible Securities.

“Original Series A Issue Price” means $7.70 per Share.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity.

“Preferred Stock” has the meaning set forth in the Recitals.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

“Series A Preferred Stock” has the meaning set forth in Section 1.

“Share” means a share of Series A Preferred Stock.

“Trigger Event” has the meaning set forth in Section 7.

3.     Rank. With respect to payment of dividends, all Shares of the Series A Preferred Stock shall rank senior to all Junior Securities.

4.     Dividend Preference. The holders of outstanding shares of Series A Preferred Stock shall be entitled to receive dividends, out of any assets at the time legally available therefor, prior in preference to any declaration or payment of any dividend on the Common Stock at the rate of $0.25 per share per annum on each outstanding share of Series A Preferred Stock (as appropriately adjusted for any subsequent stock splits, stock dividends, combinations, reclassifications and the like), when, as and if declared by the Board of Directors of the Corporation.

5.     Liquidation. The holders of Shares of Series A Preferred Stock then outstanding shall be entitled to participate with the holders of shares of Junior Securities then outstanding, pro rata as a single class based on the number of outstanding shares of Junior Securities on an as-converted basis held by each holder as of immediately prior to the Liquidation, in the distribution of all the remaining assets and funds of the Corporation available for distribution to its stockholders.

6.     Voting. The holders of outstanding Shares of Series A Preferred Stock shall not be entitled to vote, as a separate class or otherwise, with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration (whether at a meeting of stockholders of the Corporation, by written action of stockholders in lieu of a meeting or otherwise), except as provided by law or by the provisions of Section 8.8 below.

7.     Conversion. The holders of the Series A Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

7.1            Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the Date of Issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Original Series A Issue Price by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate representing such share is surrendered to the Corporation (or its transfer agent or other designee) in connection with such conversion. The initial “Conversion Price” per share for any share of Series A Preferred shall be equal to the Original Series A Issue Price for such share.

7.2            Automatic Conversion. Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such Series A Preferred Stock immediately upon a sale of all outstanding stock of the Corporation or a merger of the Corporation into another corporation where the pre-merger Corporation’s stockholders cease to be the controlling stockholders of the post-merger corporation.

7.3    Procedures for Conversion; Effect of Conversion

(a)          Mechanics of Conversion.

(i)	Delivery of Shares Upon Conversion. As soon as practicable after the Conversion Date, the Corporation shall deliver, or cause to be delivered to each Holder a copy of the irrevocable instructions to the Corporation’s transfer agent instructing the transfer agent to issue, in book entry form, the number of Conversion Shares being acquired upon the conversion of shares of Series A Preferred Stock then held by such Holder, which will contain any restrictive notation required by the Securities Act. The Person in whose name the certificate or certificates in book entry form for Common Stock are to be issued shall be deemed to have become a stockholder of Common Stock of record on the date of such occurrence.

(ii)	Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series A Preferred Stock, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders of Series A Preferred Stock, not less than such aggregate number of shares of the Common Stock as are issuable upon the conversion of all outstanding shares of Series A Preferred Stock. The Corporation covenants that all shares of Common Stock so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable and all outstanding shares of Series A Preferred Stock shall be deemed cancelled.

(iii)	No Fractional Shares. No fractional shares shall be issued upon the conversion of any share or shares of Series A Preferred Stock and the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the holder is at the time of converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion. In lieu of any fractional share to which a holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of the Common Stock as of the date of conversion as determined by the Board of Directors.

(iv)	Transfer Taxes. Any transfer, documentary stamp or similar taxes arising on account of a conversion of any shares of Series A Preferred Stock shall be the responsibility of and paid by the Holder. Furthermore, the Corporation will not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion. The Corporation will not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof will have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

(b)          Record Holder. The Person or Persons entitled to receive the Conversion Shares shall be treated for all purposes as the record holder or holders of such shares on the Conversion Date until the subsequent transfer thereof.

(c)          Effect of Conversion. All Shares of Series A Preferred Stock converted as provided in this Section 7 shall no longer be deemed outstanding as of the effective time of the applicable conversion and all rights with respect to such Shares shall immediately cease and terminate as of such time, other than the right of the holder to receive shares of Common Stock and payment in lieu of any fraction of a Share in exchange therefor.

(d)          No Charge or Payment. The issuance of certificates for shares of Common Stock upon conversion of Shares of Series A Preferred Stock pursuant to this Section 7 shall be made without payment of additional consideration by, or other charge, cost or tax to, the holder in respect thereof.

8.     Miscellaneous

8.1   Notices. Except as otherwise provided herein, all notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent (a) to the Corporation, at its principal executive offices and (b) to any stockholder, at such holder’s address at it appears in the stock records of the Corporation (or at such other address for a stockholder as shall be specified in a notice given in accordance with this Section 8).

8.2   Lost or Mutilated Series A Preferred Stock Certificate. If a Holder’s Series A Preferred Stock certificate, if any, becomes mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series A Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership thereof reasonably satisfactory to the Corporation and any of additional documentation the transfer agent of the Corporation may require.

8.3   Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation will be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof. The Corporation and, by accepting Series A Preferred Stock, each Holder agree that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by this Certificate of Designation (whether brought against the Corporation or a Holder or their respective affiliates, directors, officers, stockholders, employees or agents) may be commenced only in the state and federal courts sitting in the State of Delaware. The Corporation and, by accepting Series A Preferred Stock, each Holder hereby irrevocably submit to the exclusive jurisdiction of such courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waive, and agree not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such courts, or such courts are improper or inconvenient venue for such proceeding. The Corporation and, by accepting Series A Preferred Stock, each Holder hereby irrevocably waive personal service of process and consent to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. The Corporation and, by accepting Series A Preferred Stock, each Holder hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If the Corporation or any Holder shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

8.4   Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver by the Corporation or a Holder must be in writing.

8.5   Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.

8.6   Status of Converted Series A Preferred Stock. If any shares of Series A Preferred Stock shall be converted or reacquired by the Corporation, such shares shall resume the status of authorized but unissued preferred stock of the Corporation.

8.7   Non-circumvention. The Corporation hereby covenants and agrees that the Corporation will not, by amendment of its Certificate of Incorporation, bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Certificate of Designation, and will at all times in good faith carry out all the provisions of this Certificate of Designation and take all action as may be required to protect the rights of the Holders.

8.8   Amendment and Waiver. No provision of this Certificate of Designation may be amended, modified or waived except by an instrument in writing executed by the Corporation and holders of a majority of the outstanding Shares of Series A Preferred Stock.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Certificate of Designation has been executed by a duly authorized officer of the Corporation as of this 22nd day of September, 2021.

ACCELERATE DIAGNOSTICS, INC.

By:	/s/ Jack Phillips
Name:	Jack Phillips
Title:	President, Chief Executive Officer and Director